EXHIBIT 10.3

NATURAL ALTERNATIVES INTERNATIONAL

MANAGEMENT CASH INCENTIVE PLAN

NATURAL ALTERNATIVES INTERNATIONAL

MANAGEMENT INCENTIVE PLAN

Plan Design

The NAI Management Incentive Plan is designed to reward Participants for contributing significantly to the successful performance of NAI during the fiscal year, which is referred to herein as the Plan Year. This Plan applies to Senior Managers and Executives, and is intended to reward quantitative, measurable performance in areas that are key to growing and maintaining our business. Awards will be based on the performance of goals set for the Company, for the Participant’s functional or departmental responsibilities, and for individual performance.

Participation

Eligibility to participate in this Plan will be limited to individuals who are approved by the Human Resources Committee of the Board of Directors, based on Management’s recommendation, and who meet all of the following criteria:

1.	Classified as an active employee in an incentive eligible position for at least six months during the Plan Year, which must include the final day of the Plan Year and the subsequent date of determination of any Award, except as provided in the Changes in Employment Status section

2.	Performing at a satisfactory level and not subject to disciplinary action at any time during or at the end of the Plan Year

3.	Not a participant in another NAI cash incentive plan.

Participants might be placed into groups based on their reporting relationship to the Chief Executive Officer, their salary, their title, on other criteria, or on no criteria. If groupings are used for this Plan, they will be intended only for the use of this Plan, and will not convey any rights or privileges other than for the purposes of this Plan. If groupings are used in this Plan, the Plan specifics may vary from one group to another.

Performance Goal Categories

One or more performance goals will be set in various goal categories, including, but not necessarily limited to, Company performance, Functional/Departmental performance, and Individual performance. The relative importance, or weight, of goals in these goal categories will be set in writing for each Participant at the beginning of, or soon after the beginning of, the Plan Year.

For example, the weighting of the goal categories for senior executives might be as follows:

Goal Category	Goal Weighting

Corporate goals	50%

Functional/Departmental goals	25%

Individual goals	25%

Total	100%

Corporate Goal

Each year Management and the Board of Directors will decide on one or more Corporate Goals; the Plan anticipates these goal(s) will be one or more of the following: revenue, after-tax after bonus net income, and profit margin (defined as after-tax after bonus net income divided by revenue).

The Board might designate one or more of these goals as a “gating item,” with a minimum performance level requirement, called the Threshold. If performance does not at least equal this minimum level, no bonus will be payable under this plan, regardless of performance on other goals in this or other goal categories.

Functional/Departmental, and Individual Goals

Participants will likely be covered by Functional/Departmental and Individual goals. The specific goal or goals in these categories will be discussed and agreed upon between the Participant and his or her manager. All goals in these categories must be in writing, and accepted and approved the Human Resources Committee.

Performance Evaluation

Determination of a measure of completion or performance of all goals will be evaluated by Management, but will be subject to the review and approval of the Human Resources Committee in their sole and absolute discretion.

Incentive Opportunities

Each Participant shall be advised by Management of his or her incentive opportunity for each Plan Year. The opportunity may be allocated among the Company’s goals and the Department’s or the Participant’s individual goals as determined by the Human Resources Committee for each Plan Year. The opportunities may be defined as a percent of salary and/or a flat dollar amount, and might vary from participant to participant, and from goal to goal.

Performance or completion of each goal may be evaluated on a “pass/fail” basis, or may be designated at three performance levels: a Threshold, a Target, and an Outstanding (truly stretch) level. The bonus earned will be directly related to the Participant’s performance and determination of achievement (if any) of each performance goal.

For example, the participant may be given a table like the following, showing the incentive as a percent of base salary (the numbers are for illustration only):

For Functional/Departmental Goal “X”	Incentive Oppty.

For meeting Threshold	1%

For meeting the Target level	20%

For meeting the Outstanding level	40%

Performance that falls between two levels (e.g., above the Threshold, but below the Target) will produce a pro-rated bonus. Performance that exceeds the Outstanding level will result in an Award that increases in the same mathematical progression as the Award increases from the Target to the Outstanding level. There is no maximum award limitation under this Plan.

Performance or achievement (if any) of each goal will be measured independently and will lead to bonuses determined separately for each goal, subject to any overall Corporate “gating item” provision(s), if applicable for each Plan Year. Thus, awards may be earned in one, two, or all three categories.

Timing and Payment of Awards

Awards are not earned until the Human Resources Committee approves the Award. This means that although the Plan Year has ended, the Participant is not entitled to an Award unless the Human Resources Committee of the Board of Directors determines the Participant is entitled to receive the Award. The Plan specifically requires that a Participant be on the active payroll at the time the Award is approved and paid, except for special provisions for certain separations described in the Changes in Employment Status section.

No awards will be approved, and therefore cannot be earned, until the audited financial results for the Company are completed.

Awards will be paid in a single cash payment shortly after the Human Resources Committee has approved the Award.

No Employment Right

Nothing contained in nor any action taken under the Plan will confer upon any Participant any right to continue in the employment of NAI, and does not constitute any contract or agreement of employment, or interfere in any way with the right of NAI to terminate such person’s employment as an “At Will” employee.

Changes in Employment Status

Transfers, Promotions, Disability, Retirement or Leave of Absence

Proposed Awards will be paid after the yearly audit has been completed and the Human Resources Committee of the Board of Directors, subject to the following, has approved the Award:

1.	Transfer or promotion into a position not eligible under this Plan, or from an ineligible position to an eligible one, will result in the Participant becoming eligible for a pro-rated bonus, as long as he/she has been in an eligible position for not less than six months in the Plan Year.

2.	Total and permanent disability will result in the Participant becoming eligible for a pro-rated award, subject to actual performance of the goals set for the Participant prior to the disability and for the Company during the entire Plan Year.

3.	Retirement from active employment, subject to qualifying for retirement benefits under any then applicable retirement plans and the approval of the Human Resources Committee will result in the Participant becoming eligible for a pro-rated bonus, provided all other performance requirements of the individual prior to retirement and the Company for the entire Plan Year having been met.

4.	An approved leave of absence will be treated in the same manner as a transfer from or into an eligible position.

Termination

Company Initiated: If the employment of a Participant is terminated by NAI with or without cause for any reason prior to payment of the Award the Participant forfeits all rights to any Award for the Plan Year.

Voluntary: Participants terminating employment by their own action prior to payment of the Award forfeit all rights to any Award.

Death of a Participant

A pro-rated bonus may be paid to a Participant’s estate, assuming performance prior to his or her death reached or exceeded the Minimum or Threshold performance level requirements, subject to any corporate Minimum or Threshold performance requirements being met.

A Participant may file with NAI a designation of a beneficiary or beneficiaries on a form provided by the Human Resources Department. The designation may be changed or revoked by the Participant’s sole action, provided that such change or revocation is filed with NAI in writing in any form approved by NAI.

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